Exhibit 6.11

LOAN AGREEMENT MODIFICATION

AND NOTE ADDENDUM

1838-38 ½ North Miro St, 1840 North Miro St, 1832 North Miro St;

2120-22 New Orleans Street; 2138 New Orleans Street

New Orleans, LA 70119

This Loan Agreement Modification (the “Modification”) modifies the Loan Agreement (the “Agreement”) entered into as of May 30, 2019 by and between Cultivated Properties LLC, Miro Street Investment, LLC, Kendrea Young and Mason Thomas (the “Borrowers”), Borrowers, having its principal address located at 327 and 329 Belleville Street, New Orleans, LA 70114, and Tulsa Real Estate Fund (“TREF”) (the “Lender”), LaSheita Thomas, Senior Fund Administrator, having its principal address located at 3015 RN Martin Street, East Point, GA 30344, under which the Borrower promised to pay the Lender the amount of $438,000.00 (four hundred thirty-eight thousand dollars) (the “Loan”) plus any outstanding fees and deferred interest under the terms set forth in that Agreement.

A. Now, therefore, for and in consideration of the mutual covenants contained in this Modification, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

-- Beginning on May 30, 2020, the Exit Fee $33,600.00 will remain in place and will be due on May 30, 2021.

-- Beginning on May 30, 2020, the extension fee $5,000.00 will remain in place and will be due on May 30, 2021.

-- Beginning on May 30, 2020, the new maturity date of the loan would be May 30, 2021. At this time, the Principal balance $438,000.00 of the loan shall be due and payable to the Lender.

B. This Modification is executed solely for the purpose of modifying and amending the Agreement, and nothing contained in this Modification shall be deemed to constitute a novation of the Agreement or any other loan documents. With reference thereto, Borrower and Lender hereby further expressly acknowledge and agree that the Agreement and any other loan documents shall remain in full force and effect following the date of this Modification, and that said execution and delivery shall not in any way adversely affect the lien or existing priority of either the Agreement or any other loan documents.

C. Borrower hereby acknowledges, ratifies, and confirms all of its obligations as set forth in the Agreement and hereby agrees to perform, comply with, and abide by all of the covenants, agreements, terms, and provisions contained therein, as amended and modified by this Modification. Nothing contained herein shall otherwise impair or release and covenant, agreement, term, or provision contained in the Agreement. Upon execution of this Modification, this Modification shall be incorporated into, shall be annexed to, and shall become a part of the Agreement, and, as of such date, all references to the Agreement contained in any other loan documents shall thereafter be deemed to refer to the Agreement, as amended and modified by this Modification.

IN WITNESS WHEREOF, Borrower and Lender have executed this Modification under seal as of October 31st, 2020.

LENDER:

Signature of Tulsa Real Estate Fund, LaSheita Thomas, Senior Fund Administrator

/s/ LaSheita Thomas

BORROWER:

Signature of Kendrea Young, member, Cultivated Properties, LLC, Borrower:

/s/ Kendrea Young

Signature of Mason Thomas, member, Cultivated Properties, LLC, Borrower:

/s/ Mason Thomas